EXHIBIT 10.2
 ________________________________________________________________

 LIMITED LIABILITY COMPANY AGREEMENT
OF
SOCAL HEMP JV LLC
DATED AS OF JULY 29, 2019
________________________________________________________________
THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.
THE SECURITIES REPRESENTED BY THIS AGREEMENT ARE SUBJECT TO NUMEROUS RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE AMOUNT OF PERIOD OF TIME.

MEMBERS AND PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS AGREEMENT AS LEGAL OR BUSINESS ADVICE.  PRIOR TO MAKING AN INVESTMENT DECISION REGARDING THE SECURITIES REPRESENTED BY THIS AGREEMENT, A MEMBER OR PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AND CAREFULLY REVIEW AND CONSIDER THIS ENTIRE AGREEMENT.

Page
ARTICLE I DEFINITIONS....4
1.1	Defined Terms........4
ARTICLE II ORGANIZATIONAL MATTERS....15
2.1	Formation of the Company....15
2.2	Name of the Company...15
2.3	Place of Business of the Company....15
2.4	Purpose of the Company....15
2.5	Term....16
2.6	Title to Company Property....16
2.7	Agent for Service of Process....16
2.8	Issuance of Units....16
2.9	Books and Records; Inspection....16
2.10	Tax Matters for the Company....16
2.11	No Partnership Intent....18
2.12	Consent to Lease....18
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBERS....18
3.1	Organization and Authority....18
3.2	No Conflict....19
3.3	Governmental Consents and Approvals....19
3.4	Investment Representations....19
3.5	Sophistication of Member....19
3.6	No Public Market....19
3.7	Speculative Investment....20
ARTICLE IV CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; ALLOCATIONS....20
4.1	Capitalization....20
4.2	Capital Commitments; Capital Contributions....20
4.3	Issuance of Additional Units....21
4.4	Additional Capital Contributions....21
4.5	Adjustments to Member Percentages....21
4.6	Loans....22
4.7	No Withdrawal....22
4.8	Capital Accounts....22
4.9	Distributions of Available Cash....23

4.10	Distributions of Proceeds from Capital Transactions....23
4.11	Mandatory Tax Distributions....24
4.12	Tax Withholding....24
4.13	Allocations of Net Profits and Net Losses....25
ARTICLE V EXCULPATION AND INDEMNIFICATION....25
5.1	No Personal Liability....25
5.2	Exculpation and Indemnity....25
5.3	Survival....26
ARTICLE VI MANAGEMENT AND OPERATION OF BUSINESS....27
6.1	Management of Company by Board of Managers....27
6.2	Number of Managers....27
6.3	Designation of Officers....30
6.4	Reimbursement of Company Expenses....31
6.5	Management and Major Decisions....31
6.6	Budget....33
6.7	Outside Activities....34
ARTICLE VII ADMISSION OF MEMBERS; TRANSFER RESTRICTIONS....34
7.1	Admission of Members....34
7.2	Restrictions on Transfer....34
ARTICLE VIII RIGHTS OF FIRST REFUSAL....35
8.1	Company's Right of First Refusal....35
8.2	Members' Rights of First Refusal....36
ARTICLE IX PREEMPTIVE RIGHTS....36
9.1	Preemptive Rights....36
ARTICLE X CHANGE IN FORM....37
10.1	Change in Form.....37
10.2	Specific Types of Change in Form....38
10.3	Ownership Interests in the Resulting Entity....38
ARTICLE XI DISSOLUTION, LIQUIDATION AND TERMINATION OF COMPANY....38
11.1	Dissolution Events....38
11.2	Liquidation....39
11.3	Termination....39
11.4	Claims of the Members; Liability of the Members....39
ARTICLE XII POWER OF ATTORNEY....40

12.1	Board of Managers as Attorney-In-Fact....40
12.2	Nature of Special Power....40
ARTICLE XIII MISCELLANEOUS....41
13.1	Notices....41
13.2	Entire Agreement....41
13.3	Amendments....41
13.4	Waiver....41
13.5	Successors and Assigns....41
13.6	Severability....41
13.7	Interpretation....42
13.8	Governing Law; Arbitration....42
13.9	Fees and Expenses....42
13.10	No Third Party Beneficiaries....42
13.11	Remedies....42
13.12	Waiver of Partition....43
13.13	Acknowledgement of Representation....43
13.14	Further Assurances....43
13.15	Attorney Fees....43
13.16	Confidentiality....43
13.17	Counterparts....43

LIMITED LIABILITY COMPANY AGREEMENT

OF
SOCAL HEMP JV LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT OF SOCAL HEMP JV LLC, a Delaware limited liability company (the "Company"), is entered into effective as of July 29, 2019 (the "Effective Date"), by and among the Persons who may sign the signature page to the Agreement and are designated as "Members" on Exhibit A attached hereto (each a "Member", and collectively, the "Members"), as the same may be amended from time to time in accordance with the terms of this Agreement.
RECITALS
A. The Company was formed as a Delaware limited liability company on June 21, 2019, by duly filing its Certificate of Formation with the Secretary of State of the State of Delaware.
B. In consideration of the 500,000 Units being issued on the Effective Date to SHC, SHC is agreeing to fund the amount set forth on Exhibit A as its Capital Commitment and to perform (or cause to be performed) the day-to-day management activities of the Company delegated by the Board of Managers, as set forth herein.
C. In consideration of the 500,000 Units being issued on the Effective Date to Cadiz, Cadiz is agreeing to fund the amount set forth on Exhibit A as its Capital Commitment and to lease the Leased Property to the Company pursuant to the terms of the Lease.
D. The Members of the Company desire to enter into this Agreement to (i) provide for the governance of the Company and the conduct of its business, and (ii) specify the Members' respective rights, obligations and restrictions.
E. Immediately prior to the Effective Date, the Company is free of debt and liabilities.
NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

DEFINITIONS

1.1 Defined Terms. The following capitalized items used in this Agreement shall have the following meanings:
"Act" means the Delaware Limited Liability Company Act, as set forth in Title 6, Del. Code § 18-101, et seq. (or any corresponding provision or provisions of any succeeding law).
"Additional Capital" shall have the meaning set forth in Section 4.4(a).

"Adjusted Capital Account" shall equal, with respect to each Member, at any time, the Member's Capital Account at such time as may be increased and decreased by reasonably expected adjustments, allocations and Distributions as described in Schedule I.
"Affiliate" means, with respect to any specified Person, any other Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by, or under common Control with, the specified Person.
"Agreement" means this Limited Liability Company Agreement as originally executed, as it may be further amended, supplemented or restated from time to time.
"Assets" means all material assets and property of the Company.
"Bankruptcy Event" means, with respect to any Person, that: (a) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or receivership law has been (i) filed or consented to by such Person or (ii) filed against such Person and not dismissed or withdrawn within ninety (90) days after filing; (b) such Person has made a general assignment for the benefit of creditors or consented to any other marshaling of its assets or liabilities; (c) such Person has been be adjudicated as bankrupt or insolvent; or (d) a liquidation, dissolution or other winding up of such Person has occurred or is undergoing, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy.
"Board" or "Board of Managers" or "Managers" means the group of Managers appointed, designated or elected from time to time pursuant to this Agreement.
"Book Value" means, with respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes, except as follows:
(a) The initial Book Value of any asset contributed by a Member to the Company shall be such asset's fair market value, as unanimously determined by the Board of Managers in its sole discretion, at the time of such contribution, and agreed by the contributing Member;
(b) If the Book Value of a Company asset has been determined pursuant to subsection (a), (c) or (e), the Book Value shall thereafter be adjusted to reflect the amount of depreciation for federal income tax purposes taken with respect to such Company asset for purposes of computing Net Profits or Net Losses for the Fiscal Year;
(c) The Book Value of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-(b)(2)(iv)(m) of the Regulations and this Agreement; provided, however that Book Values shall not be adjusted pursuant to this subsection (c) to the extent that the Board of Managers unanimously determines in its reasonable discretion that an adjustment pursuant to subsection (e) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (c).
(d) The Book Value of any asset distributed to a Member by the Company shall be such Asset's fair market value, as unanimously determined by the Board of Managers in its reasonable discretion, at the time of such distribution; and

(e) The Book Value of all Company assets shall be adjusted to their respective fair market value, as unanimously determined by the Board of Managers in its reasonable discretion, as of the following times: (i) upon the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution; (ii)  upon distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest; and (iii)  upon liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).
"Bridge" shall have the meaning set forth in Section 9.1(b)
"Budget" means the annual budget and business plan for the Company for each Fiscal Year (including partial years) unanimously approved and adopted by the Board and the Unit Holders, which approval shall not be unreasonably withheld.
"Business Day" or "Business Days" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law or regulation to be closed in Los Angeles, California.
"Cadiz" means Cadiz Real Estate LLC, a Delaware limited liability company.
"Cadiz Manager" shall have the meaning set forth in Section 6.2(a).
"Call Notice" shall have the meaning set forth in Section 4.4(a).
"Capital Account" means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 4.8.
"Capital Commitment" shall have the meaning set forth in Section 4.2.
"Capital Contribution" means all cash and the fair market value, as unanimously determined by the Board of Managers in its sole discretion, net of any associated liabilities, of other property contributed to the Company by or on behalf of a Member, as set forth on Exhibit A, as amended and updated from time to time to reflect changes to the Members' Capital Contributions.
"Capital Transaction" means (a) a Bankruptcy Event of the Company or any of its Subsidiaries; (b) certain financing or refinancing transactions secured by all or substantially all of the Company's or any of its Subsidiaries' assets, but only if such transaction or transactions are unanimously determined by the Board in its sole discretion to be a Capital Transaction; (c) the sale, transfer, refinancing or other disposition of all or substantially all of the Company's and or any of its Subsidiaries' assets, including with respect to the Company, the sale, transfer or other disposition of all of the Company's ownership interests in any Subsidiary; (d) a merger or consolidation in which the Company or one of its Subsidiaries is not the surviving entity pursuant to a transaction described in the Act (other than a merger or consolidation with a wholly-owned Subsidiary, a reincorporation of the Company or one of its Subsidiaries in a different jurisdiction or in a different form, or other transaction in which there is no change in the beneficial owners of the Company or such Subsidiary or their relative equity holdings); (e) a reverse merger in which the Company or one of its Subsidiaries is the surviving entity but the Membership Interests (or other capital interests) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (f) any transaction or series of related transactions after which any Person or Persons which do not currently own fifty percent (50%) of the Units become(s) the beneficial owner(s) of Units representing fifty percent (50%) or more of the total number of issued and outstanding Units.  For purposes of this Agreement, the occurrence of two or more of the events constituting a Capital Transaction, which are the result of the same or related transaction(s) shall be deemed a single Capital Transaction and its date shall be the date the first such event occurred.

 "Certificate" means the Certificate of Formation filed with the Secretary of State of the State of Delaware on June 21, 2019, as the same may be amended or modified from time to time.
"Change in Form" shall have the meaning set forth in Section 10.1.
"Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).
"Common Unit" means the indicia of ownership of an Economic Interest in the Company, the holder of which is entitled to the rights and benefits, and subject to the obligations, provided in this Agreement with respect to Common Units. Any reference to "Common Units" hereunder shall be deemed a reference to any substantially equivalent indicia of ownership of the Company (e.g., shares of common stock of a corporation) in the event of a restructuring of the Company.
"Company" shall have the meaning set forth in the Preamble.
"Company Business" means the business in which the Company shall engage from time to time pursuant to Section 2.4.
"Company Person" means any Member, Manager, Partnership Representative, advisor, officer or employee of the Company.
"Company Purchase Notice" shall have the meaning set forth in Section 8.1.
"Contributing Member(s)" shall have the meaning set forth in Section 4.4(b).
"Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of more than fifty percent (50%) of the Voting Securities, as trustee or executor, by contract or otherwise.
"Deficiency" shall have the meaning set forth in Section 4.4(b).
"Disabled" or "Disability" shall mean the physical or mental inability of an individual Person to materially participate in the business and affairs of the Company for which such Person's participation is customarily required (i.e., as a Unit Holder, Manager, Transferring Member or beneficial owner of any of the foregoing) for a period of ninety (90) consecutive days, as determined by the insurance carrier insuring against the Disability at the time in question.  If there is no such insurance carrier, "Disabled" or "Disability" shall mean that the individual Person is unable to perform his or her customary duties or responsibilities for or on behalf of the Company subsequent to the occurrence of the injury or illness resulting in the Disability by reason of any medically determinable physical or mental impairment.  The individual Person shall be determined to be subject to "permanent disability" if the total Disability has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  Any dispute arising over the determination of whether such a permanent Disability exists shall be resolved by majority vote of three (3) physicians, one chosen by the individual Person whose Disability is in question, one chosen by the Board of Managers, and one chosen by the two physicians already chosen.  Each individual Person shall submit to any necessary and reasonable examination by such physicians.

"Distributable Cash" means for any Fiscal Year or other period, at the time of distribution, an amount (which shall not be less than zero) equal to the consolidated net income of the Company at the time of Distribution after: (a) payment of all required expenditures of any kind, including operating expenses and capital expenditures that are due and payable as of such date or that are expected to become due and payable within thirty (30) days from such date; (b) payment of all debt obligations of the Company then due and payable or expected to become due and payable within thirty (30) days from such date; (c) funds set aside for reasonable reserves (working capital and capital expenditures), with the amount of such reserves to be unanimously determined by the Board of Managers in its reasonable discretion; and (d) with respect to any Capital Transaction, payment of any fees, costs, expenses, commissions or other amounts payable in connection with such Capital Transaction.
"Distribution" means and refers to any cash or property distributed to a Member or Members arising from their Membership Interest in the Company, other than payments to Members (including a Manager to the extent such Manager is also a Member) for services or as repayment of loans.
"Economic Interest" means a Member's or Economic Interest Owner's share of one or more of the Company's Net Profit, Distributable Cash, Net Loss, and Distribution of the Company's Assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, any right to vote or participate in the management of the Company, or except to the extent required under the Act, any right to information concerning the business and affairs of the Company.
"Economic Interest Owner" means the owner of an Economic Interest who is not a Member.
"Effective Date" shall have the meaning set forth in the Preamble.
"Fiscal Year" means the twelve month period ending December 31.
"Forfeited Percentage" shall have the meaning set forth in Section 4.5.
"GAAP" means United States generally accepted accounting principles, as in effect from time to time, applied consistently on an accrual basis.
"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as unanimously determined by the Board of Managers in its reasonable discretion, and as agreed with the contributing Member;
(b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective fair market values (as unanimously determined by the Board of Managers in its reasonable discretion) as of the following:
(i)
The acquisition of additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution if the Board of Managers  unanimously determines in its sole discretion that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(ii)
The Distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Unit if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company; and

(iii)	The liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g).
(c) The Gross Asset Value of any Company Assets distributed to any Member shall be the fair market value of such asset, as unanimously determined by the Board of Managers in its reasonable discretion, on the date of such Distribution; and
(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Section 734(b) or Section 743(b) of the Code, subject to the rules for allocation of basis pursuant to Section 755 of the Code and only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Board of Managers determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
"Hemp" means industrial hemp derived from the plant cannabis sativa L. containing no more than 0.30% dry-weight concentration delta 9 tetrahydrocannabinol (THC), in accordance with California Senate Bills 566 and 1409 and 7 U.S.C §§ 5940(a)(2) and 1639o.
"Involuntary Transfer" means a Transfer of a Membership Interest or Economic Interest, or any portion thereof, as a result of any of a Bankruptcy Event.
"Law Firm" shall have the meaning set forth in Section 13.13.

"Lease" means that certain Lease Agreement of even date herewith by and between the Company and Cadiz as it pertains to the Company's lease, use and occupancy of the Leased Property, as more particularly set forth in said lease.
"Leased Property" means that certain portion of the Property zoned agriculture (AG) and/or resource conservation (RC) of up to 9,600 acres, as more particularly described and designated in the Lease.
"License Agreement" means that certain License Agreement dated June 10, 2019 by and between Cadiz and SHC, pursuant to which such contracting parties are conducting the Stage 1 Trial Program.
"Losses" shall have the meaning set forth in Section 5.2(a).
"Major Decisions" shall have the meaning set forth in Section 6.5(a).
"Managers" shall mean the Board of Managers or manager(s) so appointed, designated or elected from time to time pursuant to this Agreement.
"Member" or "Members" means each Person who is an initial signatory to this Agreement and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.
"Membership Interest" means the ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all Distributions, profits and losses, voting and any other benefits to which such Member may be entitled as provided in this Agreement or the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and the Act.
"Net Profits" or "Net Losses" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (and for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted income tax basis of such property differs from its Book Value;

(d) In the event that the Company's Assets and the Members' Capital Accounts are revalued pursuant to Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such revaluation shall be taken into account as gain or loss from the disposition of such asset and the Company's gains, losses, depreciation and amortization shall thereafter be determined in accordance with the requirements of Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g); and
(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization and other cost recovery deductions as computed for Code Section 704(b) purposes for such year or other period.
Notwithstanding the foregoing, any items of income, gain, loss or deduction that are specially allocated pursuant to the Forfeiture Allocations (as defined on Schedule I) shall be fully accounted for in computing Net Profits or Net Losses.
"New Securities" means any Units or other equity ownership interests in the Company, and any rights, options, or warrants to purchase such Units or other equity ownership interests, and any other securities of any type whatsoever that are, or may become, convertible into Units or other equity ownership interests; provided, however, that the term "New Securities" shall not include (i) securities issued in connection with the transactions contemplated by this Agreement; (ii) securities issued in connection with a Change in Form; (iii) securities issued to employees, consultants, officers, and directors of the Company, pursuant to any arrangement unanimously approved by the Board of Managers in its reasonable discretion; (iv) securities issued pursuant to or in connection with any rights or agreements, including, without limitation, convertible securities, in each case to the extent the Company has complied with Article IX with respect to the initial sale or grant by the Company of such rights or agreements or securities; (v) securities issued in connection with any Unit split or Unit dividend, or pro rata exchanges of equity interests by the Company; (vi) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company will own not less than a majority of the voting power of the surviving or successor corporation if such acquisition is unanimously approved by the Board of Managers in its reasonable discretion; (vii) securities issued in connection with joint venture transactions, if such issuance is unanimously approved by the Board of Managers in its reasonable discretion; (viii) securities issued in connection with obtaining financing from any commercial lender, if such issuance is unanimously approved by the Board of Managers in its reasonable discretion; and (ix)  any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (viii) above.
"Non-Contributing Member" shall have the meaning set forth in Section 4.4(b).
"Non-Selling Member" shall have the meaning set forth in Section 8.2.
"Offered Interests" shall have the meaning set forth in Section 8.1.
"Partially Adjusted Capital Account" means with respect to any Member and any Fiscal Year (or any other allocation period), the Capital Account of such Member at the beginning of such Fiscal Year, increased by all Capital Contributions during such year and all special allocations of income and gain pursuant to Section 2.1(b) and Section 2.2 of Schedule I with respect to such Fiscal Year, and decreased by all Distributions during such Fiscal Year and all special allocations of losses and deductions pursuant to Section 2.1(b) and Section 2.2 of Schedule I, but before giving effect to any allocation of Net Profits or Net Losses for such Fiscal Year pursuant to Section 2.1(a) of Schedule I.

"Partnership Representative" (as defined in Section 6223(a) of the Code) shall be the Person designated from time to time by the Board of Managers, or its successor, pursuant to Section 2.10.
"Percentage Interest" means, with respect to a Member, such Member's Common Units, divided by the total number of Common Units, at any particular time.  The Percentage Interest of each Member on any particular date may be subject to further adjustment from time to time pursuant to the provisions of this Agreement, and shall be as set forth on Exhibit A, as such exhibit shall be amended from time to time by the Board.  The aggregate of all Percentage Interests shall be one-hundred percent (100%) at all times.
"Permitted Transferee" means any Person to which or whom a Member Transfers any of its Units that is (a) an Affiliate of such Member, (b) if the Transferring Member is a natural person, such Transferring Member's issue (including natural and adopted children), siblings or parents, or to a trust for the benefit of such Transferring Member or for the benefit of such Transferring Member's issue, siblings or parents provided, in all cases, the Transferring Member retains all voting and decision making authority with regard to the Transferred Membership Interest and remains bound to perform all obligations, duties and responsibilities of such Transferring Member with respect to the Company, (c) the Company, or (d) a Member or its Affiliates as of the Effective Date.  Upon the death or Disability of the Transferring Member, or the Person(s) who is the beneficial owner of the Transferring Member, the Units held by the Permitted Transferee shall retain no voting or decision making authority with respect to the applicable Transferred Membership Interest.
"Person" means any natural person, organization, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, association, governmental entity or other legal entity.
"Preemptive Rights Election Period" shall have the meaning set forth in Section 9.1(b).
"Preemptive Rights Exercise Notice" shall have the meaning set forth in Section 9.1(b).
"Preemptive Right Notice" shall have the meaning set forth in Section 9.1(a).
"Preemptive Right Holder(s)" shall have the meaning set forth in Section 9.1.
"Property" means approximately 45,000 acres of land and subsurface strata, inclusive of unsaturated soils and appurtenant water rights, located in Eastern San Bernardino Country, California, the fee interest of which is held by Cadiz, as legally described on Exhibit C, attached hereto and incorporated by reference.
"Qualified Public Offering" means a firm commitment underwritten public offering registered under the Securities Act of the Equity Securities of the Company (or a successor entity) or any of its Subsidiaries underwritten by a nationally recognized investment banking firm in which the aggregate proceeds for such securities (net of discounts, commissions and related expenses) shall be at least $75,000,000 and as a result of which such securities are listed or quoted on a United States national securities exchange or quoted in the United States Nasdaq Global Market System.

"Regulations" means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term "Member" shall be substituted in the Regulations for the term "partner," the term "Company" shall be substituted in the Regulations for the term "partnership," and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.
"Sale Notice" shall have the meaning set forth in Section 8.1.
"Securities Act" means the United States Securities Act of 1933, as amended, and any successor statute.
"Selling Member" shall have the meaning set forth in Section 8.1.
"SHC" means SoCal Hemp Co, LLC, a California limited liability company.
"SHC Manager" shall have the meaning set forth in Section 6.2(a).
"Stage 1 Loan" shall have the meaning set forth in Section 4.2.
"Stage 1 Trial Program" means the cultivation and conduct of research related to Hemp on up to 10 acres of the Property pursuant to the License Agreement, which License Agreement shall be terminated and superseded upon execution and delivery of the Lease.
"Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term "Subsidiary" shall include all Subsidiaries of such Subsidiary and all Subsidiaries of the Company (including, without limitation, Subsidiaries for which the Board unanimously determines in its reasonable discretion to spin-out or spin-off with respect to any part of the Company Business or new line of business functionally separated from or otherwise unrelated to the Company Business).

"Target Capital Account" means, with respect to any Member and any Fiscal Year (or any other allocation period), an amount (which may be either a positive or a deficit balance) equal to the hypothetical Distribution (as described in the next paragraph) that such Member would receive, minus the Member's share of partner minimum gain determined pursuant to Regulation § 1.704-2(g), and minus the Member's share of the partner nonrecourse debt minimum gain determined in accordance with Regulation § 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described below.
The hypothetical Distribution to a Member is equal to the amount that would be received by such Member if all Company Assets were sold for cash on the last day of such Fiscal Year (or any other allocation period) equal to their Gross Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each "partner nonrecourse liability" and "partner nonrecourse debt" as defined in Regulation § 1.704-2(b)(4), to the Gross Asset Value of the Assets securing such liability), and the net Assets of the Company were distributed in full to the Member pursuant to Section 4.9 of this Agreement, all as of the last day of such Fiscal Year (or other allocation period).
"Tax Distribution" shall have the meaning set forth in Section 4.11.
"Tax Liability" shall have the meaning set forth in Section 4.11.
"Trial Program Area" means an area designated within the Property for conduct of the Stage 1 Trial Program, which is more particularly described in the License Agreement.
"Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any securities or other assets (including any Units) or any interest (including a beneficial interest) therein. "Transfer", when used as a noun, shall have a correlative meaning.
"Transferring Member" means any Member who Transfers any of its Units in accordance with the provisions of this Agreement.
"Unbudgeted Transactions" has the meaning ascribed to such term in Section 6.5(a)(ix).
"Unit" means the interests and rights acquired by a Member in the Company as set forth in this Agreement.  The number of Units held by each Member shall be set forth on Exhibit A, as the same may be amended from time to time in accordance with the terms of this Agreement.  Each Unit may but shall not be required to be represented by a certificate as determined by the Board of Managers in its sole discretion.
"Unit Holder" or "Unit Holders" shall mean the holder of one (1) or more Common Units.
"Unreturned Capital Contribution" means with respect to each Member, the difference between (a) such Member's aggregate Capital Contributions, and (b) the aggregate Distributions made to such Member pursuant to Sections 4.9, 4.10, 4.11 and 11.2(b) (as if distributed under Section 4.9); provided that such number shall not be negative.
"Voting Securities" means, with respect to any Person, any securities of such Person, pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the board of directors (or equivalent thereof) of such Person.  As the Effective Date, Common Units constitute Voting Securities of the Company.

Article II

ORGANIZATIONAL MATTERS

2.1 Formation of the Company.  The Company was formed by an authorized person on June 21, 2019, as a Delaware limited liability company for the purposes set forth herein.  This Agreement shall constitute the "limited liability company agreement" (as that term is used in the Act) of the Company as of the Effective Date.  The Members have agreed to form the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement, as amended from time to time.  The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall control, to the extent permitted by the Act.  The Board (or its designee) shall execute, acknowledge and/or verify such other documents and instruments as may be necessary and appropriate in order to form the Company and continue its existence in accordance with the provisions of the Act and in any other jurisdiction in which the Company is qualified to do business.
2.2 Name of the Company.  The name of the Company shall be "SoCal Hemp JV LLC", or such other name as the Board of Managers may from time to time designate.
2.3 Place of Business of the Company.  The principal place of business and address of the Company shall be located in the County of San Bernardino or such other place as the Board of Managers may from time to time determine.  The Company may have such other offices as the Board of Managers may from time to time deem necessary or advisable.
2.4 Purpose of the Company.  The express, limited and only purposes of the Company shall be to: (a) directly or indirectly through one or more Affiliates obtain, hold, dispose, exchange and otherwise realize the economic benefits from (i) commercial-scale agricultural cultivation, processing, and manufacturing of Hemp and Hemp-derived extracts and products in accordance with commercially reasonable farming and agricultural practices, in or about the Leased Property, and (ii) the sale of Hemp and Hemp-derived extracts and products in all states, territories, countries and jurisdictions where the sale of Hemp and Hemp derived extracts and products is legal under applicable law: and (b) to conduct such other activities as the Board may unanimously deem to be necessary, advisable, convenient or appropriate to promote or conduct the business of the Company as set forth herein and in accordance with the Act.  Subject to the terms and conditions of this Agreement, the Company is authorized to enter into, make and perform all contracts and other undertakings, and engage in all other activities and transactions as the Board may unanimously deem necessary, advisable, or convenient for carrying out (A) the above-described purposes of the Company, and (B) any other purpose unanimously deemed by the Board in its discretion to be in the best interest of the Company.
2.5 Term.  The term of the Company commenced as of the day the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until the winding up and liquidation of the Company and the completion of its business following the dissolution of the Company, as provided in Article XI herein.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.6 Title to Company Property.  All property of (or leased or licensed to) the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned (leased or licensed) by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.
2.7 Agent for Service of Process.  The registered office of the Company shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act.  The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by the Act.
2.8 Issuance of Units.  The Members of the Company and their respective Units and Percentage Interests as of the date of this Agreement are set forth on Exhibit A hereto.  Except with respect to the Economic Interest Owners or as otherwise set forth herein, each Unit shall vote together as a single class and entitle the holder thereof to one vote per Unit.  No additional Units may be issued, either to existing Members or to new Members upon their admission as a Member of the Company, except in accordance with the provisions of this Agreement.  The Board shall maintain, as Exhibit A, a list of all Members, their respective mailing addresses, number of Units held by them, and their respective Percentage Interests, and shall update such schedule from time to time upon the issuance or Transfer of any Units.
2.9 Books and Records; Inspection.  At all times during the continuance of the Company, the Company shall prepare and maintain in accordance with GAAP (or such other financial and tax accounting standards that accurately and fairly present the financial condition of the Company, consistently applied, as reasonably determined by the Board of Managers) separate books of account for the Company and each of its Subsidiaries, if any.  Such books of account, together with executed copies of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection, examination and copying at reasonable times by each Member and such Member's duly authorized representatives.
2.10 Tax Matters for the Company.
(a) The Board of Managers shall appoint a Person to act as the Company's Partnership Representative in accordance with Section 6223(a) of the Code, the Treasury Regulations promulgated thereunder and any similar provisions under state, local or non-U.S. tax laws.  The Partnership Representative shall possess all of the powers that accompany such status, including the power to file for administrative adjustments pursuant to Section 6227 of the Code. The Members hereby acknowledge the initial appointment of Kyle D. Kazan as the Partnership Representative and agrees that upon request of the Board of Managers it will execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.  The Partnership Representative shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Partnership Representative, as applicable, including, without limitation, any notice that the Internal Revenue Service intends to examine Company income tax returns for any year.  Any reasonable direct or indirect costs incurred by the Partnership Representative in connection with the discharging of its duties shall be deemed costs and expenses of the Company, and the Company shall reimburse the Partnership Representative for such amounts.  Each Member shall be responsible for any costs incurred by such Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company.

(b) If the Partnership Representative makes an election pursuant to Section 6226 of the Code with respect to an "Imputed Underpayment Amount" (as such term is defined under Section 6225(a) of the Code), each Member shall comply with the requirements under such section.  In addition, each Member shall provide any information and take such actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Section 6225(c) of the Code; and, without limiting the foregoing, at the request of the Partnership Representative in connection with an adjustment of any item of income, gain, loss, deduction or credit of the Company, each Member shall promptly file an amended return in the manner contemplated by Section 6225(c) of the Code and pay any tax due that is included therein.  If the Company pays any Imputed Underpayment Amount under Section 6225 of the Code, the Board shall seek reimbursement from each of the Members (including any former Member) to whom such liability relates.  Each Member hereby agrees to pay, to the extent applicable, its pro rata portion of the Imputed Underpayment Amount to the Company, and such amount shall not be treated as a Capital Contribution.  Any portion of an Imputed Underpayment Amount not timely paid by a Member (or former Member) at the time requested by the Board shall accrue interest at the Bank of America prime rate plus five percent (5%) until paid, and such Member (or former Member) shall also be liable to the Company for any material damages resulting from a delay in making the payment after the date that the payment is requested by the Board.  Further, expense items of the Company attributable to the audit and final determination of any Imputed Underpayment Amount shall be specially allocated to each Member in proportion to the cost which such Member is reasonably determined by the Board to bear to the total cost of the Imputed Underpayment Amount.  To the extent that a portion of the tax liabilities imposed under Section 6225 of the Code relates to a former Member, the Board may require that former Member to indemnify the Company for its allocable portion of such Imputed Underpayment Amount.  Each Member acknowledges and agrees that, notwithstanding the transfer of all or any portion of its Membership Interest in the Company, it will remain liable for all tax liabilities with respect to its allocable share of Net Profit and gains of the Company for the Company's taxable years (or portions thereof) prior to such transfer.  The obligations of each Member or former Member under this Section 2.10 shall survive the transfer by such Member of its Membership Interest and the termination of this Agreement or the dissolution of the Company.
(c) If requested by the Partnership Representative, each Member shall provide the Company with any information required by the Company, as determined by the Partnership Representative in its discretion, for the Company to make any elections required in connection with an audit of the Company, including an election under Section 6221(b)(1) of the Code, which information may be disclosed or provided to the Internal Revenue Service or other relevant taxing authority.
(d) The Partnership Representative may make or revoke any election or other determination that is made or may be made by the Company for federal, state, local and foreign tax purposes, including any election under Section 703(b) of the Code (regarding the computation of taxable income), Section 709(b) of the Code (deduction of organizational expenses), Section 754 of the Code (adjustments to basis of property), Section 6221(b) of the Code (electing out of certain determinations at the Company level) and Section 6226 of Code (alternative to payment of Imputed Underpayment Amount).

(e) The provisions of this Section 2.10 shall survive the termination of the Company and the withdrawal of any Member and shall remain binding on all Members and former Members for as long as necessary to resolve all matters regarding the taxation of the Company or the Members.
2.11 No Partnership Intent.  It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal, and, as applicable, state and local income tax purposes.  It also is the intent of the Members that the Company not be operated or treated as a "partnership" for any other purpose other than the tax purposes set forth above.  No Member shall take any action inconsistent with the express intent set forth in this Section 2.11.
2.12 Consent to Lease.  Notwithstanding anything herein to the contrary, each Member by execution of the signature page of this Agreement, ratifies and approves the terms and conditions of the Lease and the Company's execution and delivery as of the Effective Date.  A copy of the Lease shall be available for review at the Company's principal offices.  Notwithstanding anything in this Agreement to the contrary, each Member hereby authorizes, directs and empowers the Board of Managers from time to time upon the unanimous consent of the Board of Managers in its reasonable discretion to execute and deliver, for and on behalf of the Company, any and all future amendments to the Lease, and any other agreements, certificates, documents, and other instruments determined, in the reasonable discretion of the Board of Managers, to be necessary and/or advisable to effect the purposes of the Lease.
Article III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally, but not jointly, by execution of this Agreement represents and warrants to the Company and each other Member, and acknowledges as follows:

3.1 Organization and Authority.  Such Member (to the extent not a natural person) is duly incorporated or organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby.  Such Member is duly licensed or qualified to do business and (to the extent applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified is not reasonably likely to prevent or materially hinder the consummation of the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by such Member and the performance by such Member of its obligations hereunder have been duly authorized by all requisite action on its part.  This Agreement has been duly executed and delivered by such Member and (assuming due authorization, execution and delivery by the other parties signatory hereto) constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (iii) as limited by state and local laws regulating the operation of hemp-related businesses or (iv) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state laws.
3.2 No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained, the execution, delivery and performance of this Agreement by such Member does not and will not (i) violate, conflict with or result in the breach of any provision of its charter or by-laws (or similar organizational documents), (ii) conflict with or violate any law, governmental regulation or governmental order applicable to such Member or any of its assets, properties or businesses, except as may be limited by federal laws pertaining to the operation of hemp-related businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such Member is bound, except to the extent that any such conflict or other event under (ii) or (iii) above would not prevent or materially hinder the consummation of the transactions contemplated by this Agreement.
3.3 Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by such Member does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority, except for any filings required pursuant to Regulation D of the Securities Act of 1933 and the rules and regulations promulgated thereunder, and applicable U.S. state securities laws and federal or local securities laws of foreign jurisdictions by which any Member is governed, which have been made or will be made in a timely manner.
3.4 Investment Representations.  The Member is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, and has acquired or is acquiring its Units in good faith for its own personal account, for investment purposes only and not with a view to or for the distribution, resale, subdivision, fractionalization or disposition thereof, and the Member has no present interest of selling or otherwise distributing such Units.  The Member is or will be the sole party in interest in its Units and as such is or will be vested with all legal and equitable rights in such Units.

3.5 Sophistication of Member.  The Member either has a preexisting personal or business relationship with the Company or, by reason of its business or financial experience or the business or financial experience of its professional advisors, who are unaffiliated with and not compensated by the Company or an Affiliate of the Company, directly or indirectly, has the capacity to protect his or its own interests in connection with this investment.  The Member is able to bear the economic risk of an investment in its interest and can afford to sustain a total loss on such investment.  The nature and amount of the Member's investment in such Units is consistent with its investment objectives, abilities and resources.
3.6 No Public Market.  The Member understands that there is no public market for its interest and that it is extremely unlikely that there will be such a market in the future.  The Member has been advised that its Units have not been registered under the Securities Act of 1933, as amended, and that such Units must be held indefinitely unless they are subsequently registered under the Securities Act of 1933, as amended, or an exemption from such registration is available, and understands that the Company is under no obligation to register said Units or to comply with any exemption from such registration requirement.  In addition, the Member understands that the transferability of its Units is and will be further restricted by this Agreement, which, among other things, requires that any sale or assignment of its Units will be subject to certain terms and conditions.  Thus, the Member realizes that it cannot expect to be able to liquidate its investment in the Company readily, or at all, in the case of an emergency.
3.7 Speculative Investment.  The Member recognizes that an investment in the Company is speculative in nature and involves a high degree of risk, and it has carefully considered the risk factors involved.  These factors include, without limitation, the fact that the business of the Company is in the formative stages and that the Company's initial capitalization may be insufficient to satisfy the Company's working capital requirements.
Article IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; ALLOCATIONS

4.1 Capitalization.  Subject to the approval of the Unit Holders as set forth in this Agreement, the Company is authorized to issue an unlimited number of Units as unanimously determined by the Board of Managers in its sole discretion.  Each Member's interest, including such Member's interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by Units.  The authorized and issued capital of the Company shall consist of 10,000,000 Units designated as Common Units and having the rights and obligations as are set forth in this Agreement; 1,000,000 Common Units have been initially issued as of the Effective Date.  The ownership by a Member of Units shall entitle such Member to certain allocations of Profits and Losses and other items and distributions of cash and other property as set forth in this Agreement.  Units shall initially be issued in non-certificated form; provided that the Board of Managers may cause the Company to issue certificates to a Member representing Units held by such Member in its sole discretion.  Any Units that are forfeited by a Member pursuant to the terms of this Agreement or any other agreement between the Company and such Member shall be deemed to have been reacquired by the Company.  For purposes of this Agreement, Units held by the Company or any of its direct or indirect wholly owned Subsidiaries shall be deemed not to be outstanding.

4.2 Capital Commitments; Capital Contributions.  The Company is authorized to issue Common Units in the Company from time to time to Members in exchange for Capital Contributions or a commitment of a Member to make certain Capital Contributions (each, a "Capital Commitment"), as may be unanimously determined by the Board of Managers in its sole discretion, and subject to the approval of the Unit Holders as set forth in this Agreement.  The initial Capital Contributions, Capital Commitments, number and class of Units and Percentage Interest of each Member are set forth opposite such Member's (or, as applicable, any Economic Interest Owner's) name on Exhibit A to this Agreement, which Exhibit A may be amended from time to time by the Board to accurately reflect any additional contributions to the capital of the Company, issuance or Transfer of Units in the Company, the admittance of any additional or substitute Members (and issuance of additional Units in connection therewith) in accordance with the terms contained herein and the Act.  In furtherance thereof, the Board of Managers may admit to the Company additional Members, from time to time, subject to the following: (i) the affirmative vote of all Unit Holders; (ii) each additional Member shall execute an instrument satisfactory to the Board of Managers accepting and adopting all of the terms and provisions of this Agreement; (iii) each additional Member shall pay any reasonable expenses in connection with his, her or its admission as a new Member as the Board of Managers shall require; and (iv) each additional Member shall purchase Units in the Company by making a Capital Contribution or Capital Commitment in such amount and on such terms as the Board of Managers unanimously determines to be appropriate in its discretion. Notwithstanding the foregoing, in connection with any costs associated with the Stage 1 Trial Program at any time after the Effective Date, upon request from SHC, Cadiz shall fund Capital Contributions on SHC's behalf in the form of one or more loans to SHC (each, a "Stage 1 Loan").  If SHC requests that Cadiz fund any Stage 1 Loan, it shall bear interest at a rate of eight percent (8%) per annum and prior to any Distributions to the Members or the repayment of any Preferred Loans, Cadiz shall receive Distributions of Distributable Cash in an amount equal to such Stage 1 Loan plus any accrued interest thereon.
4.3 Issuance of Additional Units.  Subject to the approval of the Unit Holders set forth in this Agreement, the Board of Managers may unanimously approve in its sole discretion the issuance of additional Units in the Company, including, but not limited to, as necessary to raise additional funds for the conduct of the Company's business and purposes as set forth in Section 2.4.  The terms of the issuance of such additional Units shall include the amount of the Capital Contribution, if any, to be made with respect to the purchase and sale of additional Common Units pursuant to this Section 4.3 and all other terms and conditions applicable to the issuance of such additional Units, including, but not limited to, executing an instrument or instruments satisfactory to the Board of Managers accepting and adopting the terms and provisions of this Agreement in full.
4.4 Additional Capital Contributions.
(a) At any time after the Effective Date, the Board of Managers may unanimously, in its reasonable discretion, upon written notice to the Members ("Call Notice"), request additional Capital Contributions (which additional Capital Contributions specifically exclude any additional Capital Contributions required pursuant to any applicable Capital Commitments), if any, that the Company requires.  Upon receipt of the Call Notice, each Member shall have the right, but not the obligation, to contribute his, her or its pro rata share of the total additional Capital Contributions identified in the Call Notice based on its respective Percentage Interest (the "Additional Capital").  Each Member shall have thirty (30) days from the date the Call Notice is delivered to send a written notice to the Board of Managers stating whether such Member elects to contribute the Additional Capital or a portion thereof (in which case the amount of such portion shall be specified).  If a Member fails to elect in writing to make any such contribution within such thirty (30) day period, then such Member shall be deemed to have elected not to make such contribution.  A Member shall have ten (10) Business Days from the delivery of the additional Call Notice to make its contribution.

(b) If any Member does not contribute the full amount of Additional Capital (a "Deficiency"), then such Member shall be referred to herein as a "Non-Contributing Member" and the other Members who are not the Non-Contributing Member, and who have contributed all of the Additional Capital as each such Member is entitled to contribute as set forth in a Call Notice, shall be referred to herein as the "Contributing Member(s)", and each such Contributing Member may further contribute such portion of the Deficiency in proportion to the relative Percentage Interests of all Contributing Members electing to contribute any portion of the Deficiency.  In the event all of the Contributing Members do not elect to contribute their respective portions of the Deficiency, then the Member contributing its portion of the Deficiency may contribute all of the Deficiency by contributing the remaining balance of such Deficiency.
4.5 Adjustments to Member Percentages.  Any and all amounts of Additional Capital (including, without limitation, any contributions of any or all of a Deficiency) contributed to the capital of the Company by any Member pursuant to this Section 4.5 shall be credited to the Unreturned Capital Contributions of such contributing Members as and when any such contribution is made.  The Board of Managers shall adjust proportionately the Percentage Interests of the Members with respect to any contributions of a Deficiency pursuant to this Section 4.5 on the date such contributions are made.  Each Non-Contributing Member shall forfeit the percentage of such Non-Contributing Member's Percentage Interest equal to the percentage found by dividing such Non-Contributing Member's portion of the Deficiency not contributed by the aggregate Capital Contributions of all Members immediately after the Deficiencies are contributed by the Contributing Member ("Forfeited Percentage").  The Percentage Interest of each Contributing Member shall be increased by such Contributing Member's pro rata share of the Forfeited Percentage (based on the percentage of the Deficiency contributed by each such Contributing Member).
4.6 Loans.  No Member shall have any obligation to loan funds to the Company, and no Members shall be permitted to do so except with the unanimous consent of the Board of Managers in its reasonable discretion.  Loans by Members to the Company shall not be considered Capital Contributions.  If any Member shall lend funds to the Company in addition to making the Capital Contributions required hereunder from such Member to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member.  The amount of any such loans shall be memorialized in writing and constitute a debt of the Company to such Member and shall be payable or collectible from the Assets of the Company in accordance with the terms and conditions upon which such loans are made.  Notwithstanding anything to the contrary in this Section 4.6, prior to any Call Notice being sent to the Members pursuant to Section 4.4, the Board of Managers, shall notify and permit each Member to provide sums equal to any Additional Contributions as the Company requires, in the form of a preferred loan.  Such preferred loan shall bear interest at no less than eight percent (8%) and no more than fifteen percent (15%) compounded annually or at such other rate as shall be mutually agreed by unanimous consent of the Board of Managers in its reasonable discretion and the participating Member (each, a "Preferred Loan").  If a Member elects to provide a Preferred Loan, it shall be repaid prior to any distributions to the Members but junior in priority of repayment to any amounts outstanding under any Stage 1 Loan.  In the event a Member loans money to the Company pursuant to this Section 4.6, the loan shall not be credited to the Capital Account of the Member nor shall the Member be entitled to any increase in distributions or allocations.

4.7 No Withdrawal.  Except as may be unanimously approved by the Board of Managers in its reasonable discretion, so long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member (or to demand the return of all or any part of its Capital Contribution) prior to the dissolution and winding up of the Company, and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.  As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.
4.8 Capital Accounts. The Company shall establish an individual Capital Account for each Member (and Economic Interest Owner if applicable). The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the following provisions shall apply:
(a) To each Member's Capital Account there shall be credited such Member's Capital Contributions (subject to Section 4.8(c)), such Member's allocated share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Schedule I hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;
(b) To each Member's Capital Account there shall be debited the amount of cash and the fair market value, as unanimously determined by the Board of Managers in its reasonable discretion, of any property distributed to such Member pursuant to any provision of this Agreement, such Member's allocated share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Schedule I hereof, and the amount of any liabilities of such Member assumed by the Company;
(c) In the event all or a portion of a Membership Interest or Economic Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest or Economic Interest (as applicable); and
(d) In determining the amount of any liability for purposes of Sections 4.8(a) and 4.8(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

4.9 Distributions of Available Cash.  Subject to applicable law and any limitations contained elsewhere in this Agreement, the Board of Managers shall cause the Company to make Distributions of Distributable Cash from all sources, other than a Capital Transaction, to the Members (including a Manager, to the extent such Manager is also a Member) from time to time, but no less frequently than quarterly, which Distributions, when made, shall be made in accordance with the following order and priority:
(a) First, one hundred percent (100%) to the Unit Holders pari passu and pro rata in accordance with their respective Unreturned Capital Contributions until the Unreturned Capital Contributions of each Unit Holder are reduced to zero; and
(b) Thereafter, fifty percent (50%) to Cadiz and fifty percent (50%) to SHC pari passu.
For the sake of clarity, no Distribution shall be made under this Section 4.9 if such Distribution would violate § 18-607 of the Act, or other applicable law.
4.10 Distributions of Proceeds from Capital Transactions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Board of Managers shall cause the Company to make Distributions of Distributable Cash arising from a Capital Transaction within thirty (30) days of the final consummation of such Capital Transaction to the Unit Holders (including a Manager to the extent such Manager is also a Member) which Distributions, when made, shall be made as follows:
(a) First, one hundred percent (100%) to the Unit Holders pari passu and pro rata in accordance with their respective Unreturned Capital Contributions until the Unreturned Capital Contributions of each Unit Holder are reduced to zero; and
(b) Thereafter, to the Unit Holders pari passu and pro rata in accordance with their respective Percentage Interests.
4.11 Mandatory Tax Distributions.  Notwithstanding Section 4.9 and Section 4.10, to the extent that the Distribution priorities set forth in Section 4.9 and Section 4.10 do not provide cumulative Distributions to the Members on an aggregate basis at the end of each Fiscal Year (or part thereof) in an amount at least equal to the aggregate United States federal, state and local tax liabilities that would be deemed to be payable by each Member on the cumulative taxable income of the Company allocated to such Member with respect to its Percentage Interest of Net Profits as of the end of such Fiscal Year, taking into account the following factors and assumptions: (a) such Member is an individual subject to the highest effective rate of federal and state taxation applicable to individuals residing in the State of California, County of Los Angeles; (b) the character of income allocated to such Member, including income required to be taxed as ordinary income when received by such Member; (c) the allowance for or limitation of deductions for state taxes for federal income tax purposes; (d) any loss limitations contained in Code Section 470 restricting the ability to deduct Company losses or deductions allocated to such Member; (e) the difference in rates applicable to ordinary income and capital gains; (f) Medicare taxes under Code Section 1411; (g) allowance for deductions of "qualified business income" under Code Section 199A; and (h) any other reasonable assumptions the Board of Managers determines in good faith to be appropriate (the "Tax Liability"); then, subject to reserves for working capital of the Company, the Board of Managers shall, as soon practicable after the close of each Fiscal Year (but in no event later than March 15th of the succeeding Fiscal Year), cause a Distribution to be made to each Member equal to such Member's Tax Liability (each, a "Tax Distribution" and collectively, the "Tax Distributions").  Notwithstanding the foregoing, upon the reasonable request of any Member, the Board of Managers shall endeavor to pay to the Members quarterly as an advance on the Tax Distributions reasonably projected by the Company for such taxable year no later than thirty (30) days following the end of each calendar quarter (and any such advances shall be treated as Tax Distributions hereunder).  Any Tax Distributions made pursuant to this Section 4.11 (whether quarterly or annual) shall be senior in priority to all other Distributions under this Article IV, and reduce Distributions otherwise payable to the Members pursuant to Sections 4.9 and 4.10 hereof.  To the extent any quarterly advances exceed the amount of Tax Distributions actually owed to a Member for any taxable year, future Distributions to such Member shall be reduced proportionately by such excess.  Any determination of the amount of a Tax Distribution made by the Board of Managers pursuant to this Section 4.11 shall be conclusive and binding on all Members absent manifest error.

4.12 Tax Withholding.
(a) The Board of Managers is authorized to pay taxes and to withhold taxes from Distributions to the Members in the amounts required to be so paid or withheld pursuant to the Code or any provision of any other federal, state, local or foreign law.  Any amount of taxes paid by the Company, any taxes withheld by the Company and any withholding taxes imposed on any amount payable to the Company in each case shall be treated for all purposes of this Agreement as an amount actually distributed to the Members pursuant to this Article IV.
(b) If the Company is obligated to pay any amount to any governmental agency (or otherwise makes a payment) because of a Member's status or otherwise specifically attributable to a Member (including federal withholding taxes with respect to foreign Members, state personal property taxes or state unincorporated business taxes), then such Member shall indemnify the Company in full, but without duplication of any amounts withheld from Distributions to such Member under Section 4.12(a), for the entire amount paid (including any interest, penalties and expenses associated with such payments).  At the option of the Board of Managers, (i) such Member shall promptly upon notification of an obligation to indemnify the Company, make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall not be treated as a Capital Contribution), or (ii) the Company shall deem such withheld amount a Distribution, which shall be charged against such Member's Capital Account and will not pay subsequent Distributions that would otherwise be payable to such Member equal to such withheld amount.
4.13 Allocations of Net Profits and Net Losses.
(a) The determination of Net Profit and Net Loss allocations shall be made as soon as practicable after the end of each Fiscal Year of the Company.  In each Fiscal Year of the Company, Profits and Losses shall be allocated to Members as provided in Schedule I attached hereto.
(b) The Board of Managers shall cause to be prepared at least annually, at the Company's expense, information necessary for the preparation of each Member's federal and state income tax returns.  The Board of Managers shall send or cause to be sent to each Member on or before March 15th following the end of the preceding taxable year, such information as is necessary to complete federal and state income tax or information returns.

Article V

EXCULPATION AND INDEMNIFICATION

5.1 No Personal Liability.  Except as otherwise expressly set forth in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Company Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Company Person.
5.2 Exculpation and Indemnity.
(a) No Company Person shall have any liability to the Company or any other Company Person for any loss, liability, damage, judgment, fine, demand, claim, cost or expense (including reasonable attorneys' fees and disbursements incurred in the investigation or defense thereof) ("Losses") arising out of or resulting from any act or omission done or omitted by such Company Person on behalf of the Company in a manner reasonably believed to be within the scope of authority conferred on such Company Person, unless such act or omission constitutes fraud, willful misconduct, a material breach of this Agreement and/or gross negligence on the part of the Company Person.
(b) The Company shall, to the fullest extent permitted by law, indemnify each Company Person against, and hold each Company Person harmless from, any Losses incurred by or asserted against such Company Person arising out of or resulting from any act or omission done or omitted by the Company Person on behalf of the Company in a manner reasonably believed to be within the scope of authority conferred on such Company Person, unless such act or omission is finally determined by a Court of competent jurisdiction to constitute fraud and/or gross negligence on the part of the Company Person; provided, that any indemnity under this Section 5.2(b) shall be provided out of and to the extent of the Company's Assets only, and no Company Person shall have any personal liability on account thereof.
(c) The Company shall not indemnify any Person, and any Person shall return any money advanced by the Company, against any Losses if a court of competent jurisdiction finally determines either (i) that such Person's actions or omissions constituted fraud, willful misconduct, a material breach of this Agreement, and/or gross negligence or (ii) that such indemnification would be unlawful.
(d) Procedures for a Person Seeking Indemnification.
(i)
Any Person seeking indemnification may be required by the Board of Managers to provide a signed written application which (A) states the basis for the claim for indemnification; (B) includes a copy of any notice or other document served on or otherwise received by the Person making the application directly or indirectly related to the claim for indemnification; (C) contains a statement that the Person making the application (1) has met the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company, (2) will repay any advances if it is ultimately determined that he or she is not entitled to be indemnified by the Company under this Article V, and (3) agrees to immediately notify the Company and return any amounts as provided in Section 5.2(a) and Section 5.2(b) if it is determined that such Person is not entitled to indemnification under this Article V; and (D) includes reasonable detail on all Losses for which indemnification is being sought.

(ii)
Any indemnification or advance shall be made promptly, but in any case not later than thirty (30) calendar days after the Company has received an application under Section 5.2(d)(i) from the Person seeking indemnification.  With the unanimous consent of the Board in its reasonable discretion, expenses incurred by a Person in connection with a proceeding may be advanced by the Company in advance of the final disposition of the proceeding.

(iii)	A Person may enforce his, her or its rights under this Article V in accordance with the provisions of Section 13.11.
(iv)
The Company shall bear the burden of proof of establishing by the applicable evidentiary standard that such Person failed to meet the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company.  The termination of any proceeding, whether by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Person did not meet the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company.  Any determination by the Company's independent legal counsel that indemnification or an advance is improper in the circumstances, or any failure to make such a determination, shall not be a defense to the action or create a presumption that the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company has not been met.

(v)
The Board of Managers may, in its sole discretion, cause the Company to purchase insurance covering the Company's indemnification obligations under this Section 5.2(d)(v) and/or a "Directors and Officers" or similar insurance policy covering the actions of the Board of Managers and officers, to the extent that such a policy or policies are available on commercially reasonable terms.

5.3 Survival.  The provisions of this Article V shall survive the dissolution, liquidation, winding up and termination of the Company.  No amendment, modification or repeal of this Article V that adversely affects the rights of a Company Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Company Person's entitlement to indemnification for such Losses without the Company Person's prior written consent.
Article VI

MANAGEMENT AND OPERATION OF BUSINESS

6.1 Management of Company by Board of Managers.  The Company shall be manager-managed by more than one Manager.  Subject to Section 6.5, the business, operations, property and affairs of the Company shall be administered by the Board of Managers.  Except as otherwise set forth in this Agreement, the Board of Managers shall have all authority, rights, and powers conferred by law and those necessary or appropriate to carry out the purposes of the Company as set forth in Section 2.4, and all such authority, rights and powers shall be exercised by or under the direction of the Board of Managers. Without limiting the generality of this Section 6.1, but subject to the provisions of Section 6.5, the Board of Managers shall have on behalf of the Company all rights and powers that may be possessed by a "Board of Managers" under the Act to manage and administer the Company in accordance with the terms of this Agreement and to perform all acts which it may, in its sole discretion, deem necessary or desirable to conduct the Company's business.
6.2 Number of Managers.
(a) Number, Tenure, Election and Qualifications.  The authorized number of Managers of the Company shall initially be three (3) and shall be adjusted as set forth below.  Each Manager will serve until his, her or its earlier death, resignation, removal or termination pursuant to this Agreement.  No Member shall have any right to appoint a successor to any of the Managers other than as expressly set forth in this Agreement.  A Manager may, but need not, be a Member.  For so long SHC's or a Permitted Transferee thereof is a Member, SHC (or such Permitted Transferee) shall have the right to appoint (2) Managers (collectively, the "SHC Managers"); for so long as Cadiz or a Permitted Transferee thereof is a Member, Cadiz (or such Permitted Transferee) shall have the right to appoint one (1) Manager (the "Cadiz Manager").  The initial SHC Managers shall be Kyle D. Kazan and Graham Farrar.  The initial Cadiz Manager shall be Scott Slater.  The Company and each of the Members agrees (on behalf of itself and its Affiliates) to take all action and execute such documents, as the Company or any Members shall reasonably require in order to give effect to the provisions of this Section 6.2(a).
(b) Action by Board of Managers.
(i)
Each Manager shall have a single vote.  Except as otherwise provided in this Agreement, all of the Managers will constitute a quorum, and, except as otherwise provided in this Agreement, decisions of a majority of Managers present and acting at a meeting of the Board of Managers at which a quorum is present will constitute the binding decisions of the Board of Managers.  Notwithstanding the foregoing, the Board of Managers shall endeavor to meet on a weekly basis to address the ongoing management and business of the Company.

(ii)
Managers may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  The Board of Managers will endeavor in good faith to call quarterly meetings to discuss matters to be voted upon.  The Board of Managers may fix by resolution the place, date and time for the holding of regular meetings, in which case no notice of such regular meetings need be given to the Board of Managers; provided, however, that if the Board of Managers changes the time or place of any regular meeting, notice of such action will be given to each Manager.  Any Manager may call a special meeting of the Board of Managers.  Notice of special meetings of the Board of Managers will be given to each member of the Board of Managers at least five (5) Business Days prior to such meeting.  Notice of any meeting of the Board of Managers may be waived by members of the Board of Managers before, at or after the meeting.  Nothing in this Agreement or this Section 6.2(b)(ii) is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

(c) Action without a Meeting.  Any action required or permitted to be taken by the Board of Managers may be taken without a meeting if all of the members of the Board of Managers consent thereto in writing.  Such written consents shall be maintained by the Board of Managers at the principal office of the Company and unless otherwise specified shall be effective on the date when the first counterpart of the consent is so delivered.
(d) Liability for Certain Acts.  A Manager does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company.  A Manager will incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture, except to the extent in violation of the terms of this Agreement or any other non-competition, non-solicitation, non-disclosure agreement or other agreement to which the Company and such Manager are parties.  Without limiting the foregoing, the Company may choose to maintain Directors and Officers liability insurance coverage with an insurer in an amount determined by the Board of Managers in its sole discretion.
(e) Manager's Standard of Care.  Each Manager and each Company officer will exercise his, her or its business judgment in participating in the management of the business, operations and affairs of the Company as measured against the standard of care set forth in this Section 6.2(e) and Section 6.2(f).  Notwithstanding anything to the contrary in this Agreement, each Manager or any Company officer will not be liable or obligated to the Members or the Company for any mistake of fact or judgment or for the doing of any act or the failure to do any act by such Manager or Company officer in conducting the business, operations and affairs of the Company that may cause or result in any loss or damage to the Company or its Members to the extent that such act or omission was taken or omitted (i) in good faith, (ii) in the absence of fraud, gross negligence or willful misconduct, (iii) in a manner that such Manager or Company officer reasonably believed to be in or not opposed to the best interests of the Company, and (iv) in compliance with this Agreement.
(f) Fiduciary Duties.  Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent permitted under applicable law, including, without limitation, Section 18-1101 and all other applicable provisions of the Act, the Company and each Member hereby agrees that: (a) to the extent that, at law or in equity, a Manager has duties (including fiduciary duties) to the Company or any other Manager or Member of the Company, such duties of the Manager are hereby waived and eliminated, provided that nothing contained herein shall be construed as eliminating the implied contractual covenant of good faith and fair dealing of the Managers; and (b) no Manager shall be liable to the Company or any other Member or Manager of the Company for breach of fiduciary duty for the good faith reliance on the provisions of this Agreement.  For the avoidance of doubt, and as provided for pursuant to Delaware General Corporation Law, in discharging his, her or its duties under this Agreement, a Manager will be fully protected in relying in good faith upon any records maintained by the Company and upon such information, opinions, reports or statements by any Members or their agents, or by any other person as to matters such Manager or Company officer reasonably believes are within such person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Manager or Company officer, including information, opinions, reports or statements as to the value and amount of the Assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of Assets from which distributions to Members might properly be paid.

(g) Personal Liability.  Except as otherwise provided (i) in the Act, (ii) by applicable law, or (iii) expressly in this Agreement or other written agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.
(h) Managers Have No Exclusive Duty to Company.  A Manager will not be required to manage the Company as his, her or its sole and exclusive function and, except as provided in this Section 6.2 or elsewhere in this Agreement, Managers may have other business interests and may engage in other activities in addition to those relating to the Company.  Except as otherwise provided in this Agreement, neither the Company nor any Member will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom.  Without limitation of the foregoing, no Manager shall have a fiduciary duty of loyalty to the Company as if the Manager were a director of a Delaware corporation, and all of the Members by their execution of this Agreement hereby waive any such duty of loyalty.  Except as may otherwise be provided in this Agreement, the Managers, Members and the Company officers shall not be obligated to present any investment opportunity or prospective economic advantage to the Company or any Member of the Company, even if the opportunity is of the character that, if presented to the Company or such Member, could be taken by the Company or such Member.  Further, except as may otherwise be provided in this Agreement neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any investments or activities of each Manager and/or the Company officers or to the income or proceeds derived therefrom.
(i) Resignation.  A Manager may resign at any time by giving written notice to the Board of Managers.  The resignation of a Manager will take effect upon receipt of notice thereof or at such later time as will be specified in such notice; unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.
(j) Removal.

(i)
A Manager may be removed at any time without cause only by the affirmative vote of the Unit Holder(s) then holding the right to designate such Manager, and no other Unit Holders shall have any rights to remove any Manager designated by such Unit Holder(s).

(ii)
If any Unit Holder(s) shall, in accordance with the rights specified herein, remove any Manager or Managers that such Unit Holder(s) have the right to designate, then each of the other Unit Holders and Managers hereby agree to take such actions, and execute such documents, as such Unit Holder(s) shall reasonably require in order to effect such removal, including causing the Company to either promptly hold a special meeting of the Members and to vote or cause to be voted, in person or by proxy, all of the Units owned or controlled by such Member and entitled to vote at such meeting or to execute a written consent in lieu thereof, as the case may be, effecting such removal.

(iii)
Notwithstanding anything to the contrary contained in Section 6.2(j)(i) above or elsewhere in this Agreement, the Unit Holders shall have a right to remove a Manager "For Cause," which removal shall be effected by the unanimous approval of the Unit Holders.  For purposes of this Section 6.2(j)(iii) "For Cause" means any act or omission of a Manager which results in or constitutes (a) the conviction of a felony punishable by five (5) or more years in jail, (b) fraud, willful misconduct or gross negligence, (c) a willful and material breach of his or her fiduciary duty owed to the Company, (d) a willful and material violation of securities laws, or (e) a willful and material breach of the terms of this Agreement, in each case, to the extent that the breach is curable, with the breach remaining uncured thirty (30) days after receipt of written notice of such infraction.

(k) Vacancies.  Any vacancy on the Board of Managers, whether caused by the death, Disability, resignation or removal of a Manager or otherwise, will be filled by the Unit Holder(s) then holding the right to designate such Manager.  If any Unit Holder(s) shall, in accordance with the rights specified herein, designate any Manager or Managers pursuant to this Section 6.2(k), then each of the other Unit Holders and Managers hereby agree to take such actions, and execute such documents, as such Unit Holder(s) shall reasonably require in order to effect such designation.
6.3 Designation of Officers.
(a) The Board of Managers may unanimously, from time to time, designate officers of the Company ("Officers") and delegate to such Officers such authority and duties as the Board of Managers may deem advisable as permitted under the Act, except those actions requiring the unanimous approval of the Board of Managers under this Agreement, and may assign titles (including, without limitation, Chief Executive Officer, Chief Financial Officer, President, Senior Vice-President, Vice-President, Secretary and/or Treasurer and any other titles as the Board of Managers may assign) to any such Officer, it being understood that such delegation shall not cause any Manager to cease being a Manager of the Company.  Unless the Board of Managers otherwise determines, if the title assigned to an officer of the Company is one commonly used for officers of a business corporation formed under Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to Delaware General Corporation Law.  Any number of titles may be held by the same Officer.  Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is unanimously revoked by the Board of Managers for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

(b) The Chief Executive Officer shall have the authority to conduct the day-to-day operation of the business of the Company, including, without limitation, determining and executing the Company's Hemp cultivation, manufacturing, distribution, and branding and marketing strategies and programs and hiring competent qualified employees and contractors, provided that the business and affairs of the Company will be managed and all Company powers will be exercised under the ultimate direction and control of the Board of Managers at all times.  The initial Chief Executive Officer shall be Graham Farrar.  Except as otherwise provided in this Agreement, all agreements, contracts and any and all other documents and instruments affecting or relating to the ordinary course of business of the Company shall be executed on behalf of the Company by the Board of Managers or officers designated by the Board of Managers.
6.4 Reimbursement of Company Expenses.
(a) The Managers may be paid reasonable compensation for rendering services to the Company if unanimously approved by the Board of Managers in its reasonable discretion and unanimously approved by the Unit Holders.
(b) For financial and income tax reporting purposes, any and all compensation paid by the Company to a Manager and/or its Affiliates, if any, shall be treated as expenses of the Company and, to the extent such Manager or its Affiliate is a Member, as guaranteed payments within the meaning of Section 707(c) of the Code.  To the extent any accrued portion of any such compensation is not paid in full prior to the liquidation of the Company, such unpaid portion of such fee shall constitute a debt of the Company payable upon such liquidation.
6.5 Management and Major Decisions.
(a) Notwithstanding anything in this Agreement to the contrary, the following are major acts or decisions with respect to the Company (the "Major Decisions") that shall require the unanimous approval of the Unit Holders, such approval to be granted or denied in each such Unit Holder's sole discretion unless otherwise expressly indicated below:
(i)	Amending or modifying the Certificate of Formation or this Agreement.
(ii)	Altering the size of the Board.
(iii)
Entering into, amending or modifying any contract or agreement, or engaging in any transactions, with a Manager, Member or their Affiliates, including or in which a Manager, Member or their Affiliates (whether alone or in conjunction with others) has a material financial interest, including, without limitation, (A) the payment of any compensation for services, (B) the sale or leasing of real or personal property owned or controlled by the Company, and (C) the rendition of services or provision of goods to the Company for remuneration.

(iv)
Selling, transferring, pledging or encumbering substantially all of the Assets or business of the Company (including by merger, consolidation, sale of equity or sale of assets) other than in the ordinary course of business.

(v)	Changing the purpose of the Company as set forth in Section 2.4 or engaging in any activities beyond the scope of the Company Business or as otherwise contemplated by the Lease.
(vi)
Causing the Company to issue any additional Units, authorize additional classes of Units, change the rights, preferences or priorities of any Units, or redeem or repurchase all or any portion of the Units of a Member, except to the extent otherwise permitted pursuant to this Agreement.

(vii)	Approving the Company's annual Budget or any deviation from the annual Budget in excess of 10%.
(viii)
Causing the Company to enter into any transaction, contract, loan or indebtedness, guaranty, extension of credit, pledge, encumbrance, agreement or similar instrument (or amending, extending, waiving any material right under or terminating such contract, agreement or similar instrument) that is not on the terms set forth in any Company Budget (the foregoing, collectively, "Unbudgeted Transactions"); provided that no approval of the Members shall be required for any Unbudgeted Transaction, unless such Unbudgeted Transaction: (A) individually will require the Company to pay more than $50,000 in any year or (B) together with all other Unbudgeted Transactions, will require the Company to pay more than $100,000 in any year.

(ix)	Exercising the Option to lease the Option 1 Acreage, the Option 2 Acreage and the Option 3 Acreage in accordance with the Lease (as such capitalized terms are defined in the Lease).
(x)	Exercising the Extension Option in accordance with the Lease (as such term is defined in the Lease).
(xi)
Entering into any agreement for, or consummating, any merger, consolidation, conversion, sale or other reorganization of the Company with a corporation, general partnership, limited partnership, limited liability company or other entity or any acquisition of an operating business, or any entry into a joint venture or any other similar transaction.

(xii)	Creating any Subsidiaries of the Company.
(xiii)	Making any distributions to the Unit Holders except as required under this Agreement, and except in connection with the liquidation of the Company under Article XI.
(xiv)
Except as otherwise required in Section 7.1, admitting additional or transferee Members to the Company as substituted Members or entering into financings that participate in the Company's profits or permitting any Transfer of any direct or indirect Economic Interest in the Company, except for Transfers not requiring approval of the Board of Managers under this Agreement.

(xv)	Taking any act which would make it impossible to carry on the ordinary business of the Company, except the liquidation of the Company under the circumstances permitted in Article XI.
(xvi)
Subject to the terms of Section 2.10, making or revoking any U.S. federal income tax election or making any material tax decision by or on behalf of the Company, adopting significant accounting policies for the Company, or dismissing the Company's attorneys or accountants.

(xvii)	Subject to Article X, taking any action which would cause the Company to become an entity other than a Delaware limited liability company.
(xviii)
Sending any material correspondence to, or having any material correspondence with, any government agency which directly binds the Company, in each case, in a manner that would, or reasonably could be expected to, have a material adverse effect on the Company's ordinary business, property or Assets.

(xix)
Settling any lawsuit, action or dispute or confessing any judgment against the Company or causing the Company to file for proceedings under the Bankruptcy Code or to seek other relief from creditors (including making an assignment for the benefit of creditors and admitting the inability of the Company to pay its debts generally as they become due) or if any bankruptcy or other insolvency proceeding is initiated against the Company on an involuntary basis, failing to diligently and continuously contesting the same.

(xx)	The entry into any transaction by the Company or any of its Affiliates or Subsidiaries outside of the ordinary course of business of such entity or in contravention of this Agreement.
(xxi) The agreement or commitment obligating the Company, any Affiliate or Subsidiary to do any of the foregoing.
(xxii)	Dissolving, terminating or liquidating the Company, except as provided in Article XI of this Agreement.
(xxiii)	Any other action, matter or thing which requires the unanimous approval of the Unit Holders in this Agreement or is stated to be a Major Decision in this Agreement.
6.6 Budget.  The Board of Managers and Unit Holders each shall approve and adopt the Budget.  Unless the Board of Managers and Unit Holders agree otherwise, the Budget shall include in relation to the Fiscal Year to which it relates: (i) a cash flow statement giving and an estimate of the working capital requirements and an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous Fiscal Year that are available for distribution to shareholders; (ii) a monthly projected profit and loss account; (iii) an operating budget (including capital expenditure requirements) and balance sheet forecast; (iv) a management report giving business objectives for the year; and (v) a financial report which shall include an analysis of the estimated results of the Company for the previous Fiscal Year compared with the Budget for that year, identifying variations in sales revenues, costs and other material items. The initial Budget for the 2019 Fiscal Year is attached hereto as Exhibit B.  The Budget for each subsequent Fiscal Year shall be prepared by the Board at least sixty (60) days before the end of the preceding Fiscal Year and subject to approval and adoption by each of the Board and Unit Holders at least twenty (20) days prior to the start of the Fiscal Year it covers.  In the event that a Budget for a Fiscal Year is not approved by the Board or the Unit Holders, then until such time as each of the Board and the Unit Holders approve the Budget, the previously approved Budget shall remain in force only with respect to operating expenditures (not capital expenditures) and all such operating expenditures shall be subject to an annual increase of 10%.

6.7 Outside Activities.  Each Manager and Member may engage or invest in, independently or with others, any business activity of any type or description, (ii) neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom, (iii) no Manager or Member shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, and (iv) each Manager and Member shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to persons other than the Company.
Article VII

ADMISSION OF MEMBERS; TRANSFER RESTRICTIONS

7.1 Admission of Members.  Subject to the provisions of Section 7.2(a), no Person who is not a Member as of the date of this Agreement may be admitted as a Member, except (a) in connection with an issuance of Units by the Company, subject to compliance with the provisions of Sections 4.1 and 4.3, (b) in connection with a Transfer of Units to a Permitted Transferee (except with respect to a transfer of an Economic Interest upon which such Person shall be an Economic Interest Owner and not a Member of the Company), (c) in compliance with Sections 8.1 and 8.2 of this Agreement, or (d) with the unanimous approval of the Unit Holders; provided, however, that, prior to recognizing the admission as a Member of any such Person, the Board of Managers will require such Person to execute and deliver an instrument of accession in form and substance reasonably satisfactory to the Board of Managers pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the terms and conditions hereof.  Any Person admitted as a Member shall thereupon be listed as such on the books and records of the Company (including Exhibit A hereto pursuant to Section 2.8).  Subject to Section 13.3, the Board of Managers is hereby authorized to make such amendments to Exhibit A to this Agreement as is necessary or appropriate in connection with the admission of new Members.
7.2 Restrictions on Transfer.
(a) Except for Transfers to a Permitted Transferee, no Member or Economic Interest Owner shall be entitled to Transfer all or any part of his or her Membership Interest or Economic Interest except with prior unanimous written approval of the Board of Managers in its reasonable discretion, which approval may be given or withheld in the sole and absolute discretion of the Board of Managers, and except in compliance with Article VIII of this Agreement.  Each Member and each Economic Interest Owner hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members and Economic Interest Owners.

(b) A transferee of a Membership Interest or Economic Interest shall have the right to become a Member only if (i) except in connection with a Transfer to a Permitted Transferee, prior unanimous written approval of the Board of Managers in its reasonable discretion, or pursuant to Sections 8.1 and 8.2; (ii) such transferee executes an instrument satisfactory to the Board of Managers accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any expenses in connection with his or her admission as a new Member as the Board of Managers shall determine in its discretion.  The admission of a new Member shall not release the transferring Member from any liability that such Member may have had to the Company.
(c) Without limitation of any other provision of this Agreement, each Member agrees that it will not, directly or indirectly, Transfer any of its Units (i) if such Transfer would not be permitted under the Securities Act and other applicable federal or state securities or blue sky laws; (ii) if such Transfer would adversely affect the Company's existence or qualification as a limited liability company under the Act; (iii) if such Transfer would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (iv) if such Transfer would cause the Assets of the Company or any of its Subsidiaries to be deemed "Plan Assets" as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company or any of its Subsidiaries.  In any event, the Board of Managers may unanimously refuse the Transfer to any Person (including a Permitted Transferee) if such Transfer would have a material adverse effect on the Company as a result of any legal, regulatory or other restrictions imposed by any governmental authority as determined in the Board of Managers' sole discretion.
(d) Any Transfer or attempted Transfer of Units in violation of this Article VII shall be null and void, no such Transfer shall be recorded on the Company's books and records and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units for all purposes of this Agreement.  If a person or entity succeeds to, receives, acquires or is otherwise the transferee of a Membership Interest, or any portion thereof, as a result of an Involuntary Transfer, such person shall become an Economic Interest Owner (but not a Member), and shall not have any Membership Interest other than an Economic Interest.  Immediately upon succeeding to, receiving, acquiring or otherwise becoming a transferee of a Membership Interest, or any portion thereof, as a result of an Involuntary Transfer, such successor shall deliver to the Company an instrument satisfactory to the Board of Managers accepting and adopting the terms and provisions of this Agreement, but in any event such successor and such successor's spouse, if any, shall be deemed to be bound by the terms and conditions of this Agreement.
Article VIII

RIGHTS OF FIRST REFUSAL

8.1 Company's Right of First Refusal.  Subject to the provisions of Article VII, if, for any reason, any Member receives a bona-fide offer from any third party to consummate a Transfer in the form of a sale for value of all or any part of such Member's Units, and which such Member (the "Selling Member") elects to accept (after receiving unanimous approval from the Board of Managers), then the Selling Member shall give written notice to the Company and the other Members of the Selling Member's intention to sell such Units (the "Sale Notice").  The Sale Notice must identify the proposed transferee and specify the portion of the Units to be transferred (the "Offered Interests"), the sale price, the payment terms and all other relevant terms of the proposed Transfer with reasonable specificity.  Upon receipt of the Sale Notice, the Company shall have the right, but not the obligation, to purchase the Offered Interests on the terms and conditions contained in the Sale Notice.  If the Company desires to acquire all, or any part of, the Offered Interests, as unanimously determined by the Board of Managers, the Company shall deliver to the Selling Member within thirty (30) days after receipt of the Sale Notice, a written election (the "Company Purchase Notice") to purchase such portion or all of the Offered Interests.  Failure of the Company to deliver the Company Purchase Notice within said thirty (30) day period shall be deemed an election by the Company not to purchase any portion of the Offered Interests.  If any portion of the Offered Interests are to be sold under this Section 8.1, the closing of such purchase shall occur on the date contained in the Sale Notice. Notwithstanding the foregoing, if the Company does not elect to acquire all of the Offered Interests, and the other Members do not elect to acquire the balance of the Offered Interests pursuant to Section 8.2 below, the Company shall not be entitled to acquire any of the Offered Interests.

8.2 Members' Rights of First Refusal.  If the Company does not purchase any or all of the Offered Interests pursuant to Section 8.1, the other Member (i.e., not the Selling Member) (the "Non-Selling Member") shall have the right to purchase that portion of the Offered Interests not purchased by the Company on the terms and conditions contained in the Sale Notice.  Within thirty (30) days after the last day the Company Purchase Notice could timely be delivered under Section 8.1, the Non-Selling Member shall deliver written notice to the Company of such Non-Selling Member's election whether or not to purchase all or any part of the Offered Interests (the "Member Purchase Notice").  A Non-Selling Member's failure to deliver the Member Purchase Notice within said thirty (30) day period will be deemed an election not to purchase any portion of the Offered Interests.  The closing of the purchase and sale of the Offered Interests to the Non-Selling Member shall occur within fifteen (15) days after the portion of the Offered Interests which the Non-Selling Member is to purchase is determined.  If the Company and the Non-Selling Member elect not to purchase all of the Offered Interests, the Selling Member shall not be obligated to sell any of the Offered Interests to the Company and Non-Selling Member and, instead, may sell all (but not less than all) of the Offered Interests to the third party specified in the Sale Notice; provided, however, that the Selling Member shall not have the right to effect the proposed sale with a party other than the party identified in the Sale Notice or on terms different than those contained in the Sale Notice without first giving the Company and the Non-Selling Member a new right of first refusal as described above, and if the Selling Member does not complete the proposed sale within sixty (60) days after the Non-Selling Member's receipt of the Sale Notice, the Company's and the Non-Selling Member's right of first refusal shall reapply and the Selling Member shall not thereafter effect the proposed sale without complying with the above provisions.
Article IX

PREEMPTIVE RIGHTS

9.1 Preemptive Rights.  Subject to the terms and conditions specified in this Article IX, the Company hereby grants to the Unit Holders (each a "Preemptive Right Holder" and collectively the "Preemptive Right Holders") a preemptive right with respect to future sales by the Company of New Securities.  Each time the Company proposes to offer for sale New Securities, the Company shall first offer such New Securities to each Preemptive Right Holder in accordance with the following provisions:

(a) The Company shall deliver written notice (the "Preemptive Right Notice") to the Preemptive Right Holders stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and (iii) the price and terms upon which it proposes to offer such New Securities.
(b) Within ten (10) calendar days after delivery of the Preemptive Right Notice (the "Preemptive Rights Election Period"), each Preemptive Right Holder may elect in writing (the "Preemptive Rights Exercise Notice") to purchase or obtain, at the price and on the terms specified in the Preemptive Right Notice, up to that portion of such New Securities which equals the proportion that the number of Common Units then held by such Preemptive Right Holder bears to the total number of Common Units then outstanding; provided that certain Members shall be permitted to bridge an offering of New Securities otherwise subject to this Section 9.1 (a "Bridge") by purchasing such New Securities from the Company without the Company first complying with the provisions of this Section 9.1, provided that, after any such Bridge, such purchasing Members shall promptly offer the non-participating Preemptive Right Holders their rights to purchase such Common Units from such purchasing Member such that any Preemptive Right Holder who wishes to fully exercise its preemptive rights pursuant to this Section 9.1 shall have the right to purchase the same portion of New Securities with respect to the offering as it would have had if the Bridge had not occurred.  Each exercising Preemptive Right Holder shall have five (5) calendar days after the expiration of the Preemptive Rights Election Period to consummate the acquisition of such New Securities from the Members that bridged such offering.  If, at the termination of the Preemptive Rights Election Period, any Preemptive Right Holder has not exercised its rights under this Section 9.1 to purchase New Securities, such Preemptive Right Holder shall be deemed to have waived any and all of its rights under this Section 9.1 with respect to such offering of New Securities.
(c) The Company may offer the remaining unsubscribed portion of the New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree(s) than those specified in the Preemptive Right Notice.  If the Company does not enter into an agreement for the sale of the New Securities within 45 calendar days after the expiration of the Preemptive Rights Election Period, or if such agreement is not consummated within 60 calendar days of the execution thereof, (i) any participating Preemptive Right Holders may elect not to purchase under Section 9.1(b) and (ii) the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Preemptive Right Holders in accordance herewith.
(d) The preemptive rights in this Section 9.1 shall not be applicable to any securities issued in connection with a Qualified Public Offering and shall terminate following the Qualified Public Offering.
Article X

CHANGE IN FORM

        10.1 Change in Form. The Members acknowledge and agree that there may be one or more circumstances, including, but not limited to, a desire to undertake a Qualified Public Offering, that would cause it to be in the best interests of the Company that the business of the Company be conducted in, or that the ownership structure be modified to, a form different from that of the current form of the Company (a "Change in Form").  Accordingly, the Members agree that upon such a determination and approval by the Board, the Company shall take any and all actions necessary or desirable so that it may continue its business and undergo one or more Changes in Form.  The Board shall effect the Change in Form in such manner as unanimously determined by the Board in its sole discretion to fairly represent the relative economic and other rights of the Members at the time and shall strive to minimize taxes and costs to be incurred by the Company, the Members or the resulting entity (subject to the requirements of Section 10.3 below).  The Change in Form may take the form of, without limitation, a merger of the Company into another entity, a contribution of all of the Units of the Members in the Company to another entity, and the distribution of its ownership interests to the Members, a transfer of the Assets, subject to the liabilities, of the Company to another entity and the distribution of its ownership interests to the Members, a conversion authorized by the Act, or such other form as the Board shall unanimously determine to be appropriate in its sole discretion.  Any Change in Form pursuant to this Section 10.1 may be completed by the Board with no further action by any Member, except as otherwise provided in this Agreement, and no Member shall have any veto or other right to vote on a Change in Form.  Each Member hereby agrees to take any and all action that may be necessary or desirable in connection with a Change in Form authorized by the Board pursuant to this Section 10.1 including any such action necessary or desirable to achieve the Federal or other tax effect of the Change in Form desired by the Board at the time of the Change in Form.  The Members acknowledge that a Change in Form pursuant to this Section 10.1 may be effected by the Company one or more times during the existence of the Company, including any successor Company due to a previous Change in Form.

10.2 Specific Types of Change in Form.  The Change in Form may include but not necessarily be limited to one or more of the following:  (a) a change to a corporation, statutory trust or association, other trust, a general or limited partnership, another limited liability company or other entity or association organized, formed or created under the laws of Delaware or any other jurisdiction; (b) a change to a limited liability company organized, formed or created under the laws of a jurisdiction other than Delaware; or (c) filing a check-the-box election with the Internal Revenue Service to be classified as a corporation.
10.3 Ownership Interests in the Resulting Entity.  The shares, units, membership interests or other ownership interests of the entity or association resulting from the Change in Form shall be divided into classes and series and shall be allocated to and among the Members in such manner as shall result in the Members having substantially the same relative rights with respect to voting, rights, assets, and profits and losses of the resulting entity or association as the Members had in voting, rights, Assets, and Profits and Losses of the Company immediately prior to the Change in Form, subject, however to any change resulting from any difference in taxation of the resulting entity or association that may occur as a result of the Change in Form.  In addition, all other material rights of the Members specified in this Agreement shall be substantially the same in the resulting entity or association, with such reasonable adjustments as are required to accommodate the Change in Form of the resulting entity or association.  The Board shall unanimously establish the terms of the organizational documents of any resulting entity or association, in its reasonable discretion, but consistent with the terms of this Article X.
Article XI

DISSOLUTION, LIQUIDATION AND TERMINATION OF COMPANY

11.1 Dissolution Events.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) Subject to Section 6.5, the unanimous determination by the Board of Managers to dissolve, wind up and liquidate the Company;
(b) The occurrence of a Bankruptcy Event with respect to any Unit Holder or the occurrence of any other event under the Act that terminates the continued membership of any Unit Holder in the Company, unless within ninety (90) days after the occurrence of any such event, the remaining Unit Holders (holding at least fifty percent (50%) of the remaining Membership Interests) agree in writing to continue the business of the Company; or
(c) The entry of a decree of judicial dissolution under the Act.
11.2 Liquidation.
(a) Upon dissolution of the Company, the Board of Managers, or if there is no Managers, one or more Persons approved by the Members shall immediately commence the winding up of the Company's affairs; provided, however, that (i) a reasonable time shall be allowed for the orderly liquidation of the Assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation, and (ii) the Company Business being conducted by the Company at the time of dissolution shall continue to be conducted by the Members in accordance with this Agreement (to the extent consistent with this Article XI) until such pending Company Business is concluded, but no Member shall thereafter engage in any further Company Business with the other Members or otherwise, and the Company shall continue only for so long as necessary to complete, and for the limited purpose of completing, such pending Company Business.  Each Member shall be furnished with a statement prepared by the Company's accountants that shall set forth the Assets and liabilities of the Company as of the date of dissolution.  Each Member (and its Affiliates) shall pay to the Company all amounts, if any, then owing by such Member to the Company, and nothing in this Agreement shall create liability of any Member for any amounts owing by the Company, unless required by law.
(b) The proceeds of liquidation shall be distributed in the following manner and order:
(i)
To creditors of the Company (including Unit Holders that are creditors to the extent otherwise permitted by law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for Distributions to Unit Holders; and

(ii)
To the Members pursuant to the order and priorities set forth in Section 4.10; provided, that, it is the intent that such distributions be in proportion to the positive balances in the Members' Capital Accounts immediately prior to such distributions, and Net Profits, Net Losses and, if necessary, other items of income, gain, loss or deduction for the year of such distribution (and, if prior to the filing of the tax return for the Company and permitted by the Code, the prior taxable year) shall be allocated among the Members so as to cause such Capital Account balances to equal the amounts so distributable.

11.3 Termination.  The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its Assets have been distributed as provided in this Article XI and its Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State.  Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

11.4 Claims of the Members; Liability of the Members.  Each Member shall look solely to the Assets (which may include amounts owed to the Company by other Members) of the Company for all distributions with respect to its Capital Contributions, its Capital Account and its share of Net Profits and Losses, and shall have no recourse therefore (upon dissolution or otherwise) against any other Member.  Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.
Article XII

POWER OF ATTORNEY

12.1 Board of Managers as Attorney-In-Fact. Each Unit Holder hereby makes, constitutes, and appoints the Board of Managers with full power of substitution and re-substitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (a) all Certificate amendments or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Board of Managers may unanimously deem reasonably necessary to be filed by the Company under the laws of the State of Delaware, or any other jurisdiction in which the Company is doing or intends to do business; (b) any and all amendments, restatements or changes to this Agreement and the instruments described in subsection (a), as now or hereafter amended, which the Board of Managers may unanimously deem reasonably necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect (i) any amendments duly adopted by the Unit Holders in accordance with the terms of this Agreement, (ii) the admission of any new or substituted Unit Holder (including, without limitation, New Members) in accordance with the terms of this Agreement, and (iii) the disposition by any Unit Holder of its Units in accordance with the terms of this Agreement; (c) all certificates of cancellation or dissolution and other instruments which the Board of Managers unanimously deems reasonably necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is unanimously deemed reasonably necessary by the Board of Managers to carry out fully the provisions of this Agreement in accordance with its terms.  Each Unit Holder authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Unit Holder might or could do personally, and hereby ratifies and confirms all that such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.  Notwithstanding the foregoing, the Board of Managers shall not sign, execute, certify, acknowledge, swear to, file, publish or record any document in its capacity as attorney-in-fact under this Section 12.1 if such document would adversely affect in a material manner the rights and obligations of a Member under the Act and/or this Agreement, as amended from time to time, unless such Member provides his, her or its express written consent thereto.

12.2 Nature of Special Power. The power of attorney granted to the Board of Managers pursuant to this Article XII:
(a) Is a special power of attorney coupled with an interest and is irrevocable;
(b) May be exercised by such attorney-in-fact by listing the Unit Holders executing any agreement, certificate, instrument, or other document with the single signature of such attorney-in-fact acting as attorney-in-fact for such Unit Holders; and
(c) Shall survive and not be affected by the subsequent death, Disability, bankruptcy, insolvency, dissolution, or cessation of existence of a Unit Holder and shall survive the delivery of an assignment by a Unit Holder of the whole or a portion of its interest in the Company (except that where the assignment is of all Units held by such Unit Holder, the power-of-attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such transfer) and shall extend to such Unit Holder's, or assignee's successors and assigns.
Article XIII

MISCELLANEOUS

13.1 Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (Pacific Time), when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (Pacific Time), and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail (return receipt requested), on the fifth (5th) Business Day after being sent; and (e) if sent by overnight delivery via a reputable international courier service, three (3) Business Days after being delivered to such courier, in each case to the Member's street address or email address appearing on Exhibit A.  Notices to the Company shall be given at the address specified in Section 2.3.
13.2 Entire Agreement.  This Agreement and all annexes, schedules and other attachments hereto constitute the entire agreement among the parties hereto and supersede any and all prior agreements or understandings among such parties, whether written or oral.
13.3 Amendments.  Except as otherwise expressly provided in this Agreement, no provision of this Agreement may be amended or modified unless unanimously approved by the Board of Managers in its sole discretion.
13.4 Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not be effective unless contained in a writing signed by each party against whom the waiver is to be effective, and shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any terms of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.5 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions of this Agreement and all applicable laws, rules and regulations, their respective heirs, executors, administrators, successors and permitted assigns.
13.6 Severability.  If any provision, sentence, phrase or word of this Agreement or the application thereof to any Person, party or circumstance shall be held invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons, parties or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby.  Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
13.7 Interpretation.  When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural, and vice versa, the masculine gender shall include the neuter or female gender, and "or" is used in the inclusive sense.  Headings or titles contained herein are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or any particular Section hereof.  The terms "hereof," "herein," and "herewith" and words of similar import shall, unless the context otherwise requires, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Section and Schedule references shall be deemed to the Sections and Schedules to this Agreement unless otherwise specified.  The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified.
13.8 Governing Law; Arbitration.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Except as otherwise provided in this Agreement, any claim or controversy arising out of or relating to this Agreement or any breach thereof between the parties shall be submitted to FINAL AND BINDING ARBITRATION BEFORE JAMS IN THE STATE OF CALIFORNIA, CITY OF LOS ANGELES, PURSUANT TO THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES.  ALL PARTIES FURTHER AGREE THAT THE ARBITRATION SHALL BE CONDUCTED BEFORE A SINGLE JAMS ARBITRATOR WHO IS A RETIRED CALIFORNIA OR FEDERAL JUDGE OR JUSTICE.  BY AGREEING TO ARBITRATE, THE PARTIES WAIVE ANY RIGHT THEY HAVE TO A COURT OR JURY TRIAL. The parties further agree that, upon application of the prevailing party, any court having jurisdiction, may enter a judgment based on the final arbitration award issued by the JAMS arbitrator, and the parties expressly agree to submit to the jurisdiction of this Court for such a purpose.  No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member (or their respective members) except (a) an action to compel arbitration pursuant to this Section 13.8 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 13.8 or (c) an action to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court of competent jurisdiction, provided that following the appointment of the arbitrator, such relief will only be sought from the arbitrator.

13.9 Fees and Expenses.  Except as set forth in this Agreement, each Member shall pay any and all fees incurred by such Member in connection with this Agreement.
13.10 No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
13.11 Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
13.12 Waiver of Partition.  Each of Member irrevocably waives any right or power that it might have: (a) to cause the Company or any of its Assets to be partitioned; (b) to compel any sale of all or any portion of the Assets of the Company under any applicable law; (c) to cause the appointment of a receiver for all or any portion of the Assets of the Company; or (d) to file a complaint, or to institute proceedings at law or in equity, to cause the dissolution or liquidation of the Company, other than in accordance with this Agreement.  Each of the Members has been induced to enter into this Agreement in reliance upon the waivers of this Section 13.12, and without those waivers no Member would have entered into this Agreement.
13.13 Acknowledgement of Representation.  Each of the Members acknowledges that it has been represented by independent counsel of its choice with respect to all of the negotiations preceding the execution and delivery of this Agreement, and that it has executed this Agreement after receiving advice of counsel.  In furtherance of the foregoing, each Member hereby acknowledges and agrees that: (a) in the negotiation and preparation of this Agreement and with respect to the matters contemplated hereby SHC has been independently represented by the law firm of Venable LLP (the "Law Firm"); (b) the Law Firm has represented both SHC and its Affiliates in other related and unrelated matters; and (c) each Member agrees and acknowledges that in the event of a default on the part of such Member under this Agreement, the Law Firm shall be free to represent SHC and/or its respective Affiliates in the enforcement of this Agreement.
13.14 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agree, at the request of the Company, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

13.15 Attorney Fees.  In the event that any dispute between the Company and the Members or among the Members, the prevailing party in such dispute shall be entitled to recover from the other party or parties all reasonable attorney's fees, costs and expenses of enforcing any right of the prevailing party or any resulting judgment.
13.16 Confidentiality. Each Member must maintain the confidentiality of all information which such Member receives regarding the other Members and the Company (including information regarding any of its Subsidiaries) in the manner in which it generally applies to the protection of its own confidential information and shall use such information solely in connection with monitoring such Member's investment in the Company or as otherwise required by law. The foregoing shall not limit the ability of any Member or its Affiliates to furnish any information (i) to its other Affiliates or examiners, auditors, inspectors or Persons with similar responsibilities or duties, or (ii) to an internationally recognized industry self-regulatory association, federal or state regulatory body or federal, state or local taxation authority, or (iii) as may be required by applicable laws, rules or regulations of any United States or foreign securities exchange.
13.17 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Operating Agreement effective as of the day and year first above written.
UNIT HOLDERS:
SoCal Hemp Co, LLC, a California limited liability company By: /s/ Graham Farrar Name Graham Farrar Title: Authorized Signer
Cadiz Real Estate LLC, a Delaware limited liability company By: /s/ Timothy J. Shaheen Name Timothy J. Shaheen Title: Manager

EXHIBIT A

MEMBER NAME, ADDRESS, AND E-MAIL ADDRESS,
NUMBER OF COMMON UNITS, PERCENTAGE INTEREST, INITIAL
CAPITAL CONTRIBUTION AND CAPITAL COMMITMENT
(As of the Effective Date)
Name, Address and Email of Member	Number of Common Units[1]	Percentage Interest	Initial Capital Contribution	Capital Commitment
SoCal Hemp Co, LLC 3645 Long Beach Blvd. Long Beach, CA 90807 Email:Graham@glasshousefarms.org	500,000	50.00%	$1,000.00	TBD
Cadiz Real Estate, LLC 550 S. Hope Street, Suite 2850 Los Angeles, CA 90071 Email: sslater@bhfs.com	500,000	50.00%	$1,000.00	TBD
TOTALS:	1,000,000	100.00%	$2,000.00

1 Unit numbers are reflected on a fully-diluted basis.

EXHIBIT B

2019 BUDGET

[To be attached]

EXHIBIT C

LEGAL DESCRIPTION OF THE PROPERTY

[To be attached]

SCHEDULE I

ALLOCATION PROVISIONS
ARTICLE I
DEFINITIONS
Capitalized terms used and not otherwise defined in this Schedule I shall have the meanings set forth in Section 1 of this Agreement.
ARTICLE II
ALLOCATION OF NET PROFITS AND NET LOSSES
Section 2.1 Allocation of Net Profits and Net Losses.
(a) Except as otherwise required by Section 704 of the Code and the Regulations thereunder, and except as provided in Section 2.1(b) and Section 2.2 of this Schedule I, Net Profits and Net Losses, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or other allocation period) shall be allocated as follows:
(i) Net Profits.  Net Profits, and each item of Company income, gain, loss or deduction entering into the computation thereof, for each Fiscal Year shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year (or other allocation period).  No portion of the Net Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.
(ii) Net Losses.  Net Losses, and each item of Company income, gain, loss or deduction entering into the computation thereof, for each Fiscal Year shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year.  No portion of the Net Losses for any Fiscal Year shall be allocated to the Members whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year.
(b) The allocations of Net Profits and Net Losses pursuant to Section 2.1(a) shall be subject to the following special adjustments:
(i) If the Company has Net Profits for any Fiscal Year (determined prior to giving effect to this Section 2.1(b)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of the Company's expense or loss for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account.  In the event the Company has insufficient items of expense or losses for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be divided among such Members in proportion to such differences.
(ii) If the Company has Net Losses for any Fiscal Year (determined prior to giving effect to this Section 2.1(b)), each Member whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Company income or gain for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account.  In the event the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among the Members in proportion to such differences.

(iii) The availability of items of income, gain, expense, or loss to be specifically allocated pursuant to this Section 2.1(b) shall be determined after giving full effect to all of the provisions of Section 2.2 of this Schedule I.
Section 2.2 Other Allocation Provisions.
(a) Notwithstanding any other provision of this Article 2 to the contrary, items of Company income and gain shall be allocated so as to comply with the minimum gain chargeback requirements of Regulation §§ 1.704-2(f) and 1.704-2(i)(4).
(b) If during any Fiscal Year a Member receives an adjustment, allocation or Distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Member's Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible.  The foregoing is intended to be a "qualified income offset" provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.
(c) Notwithstanding anything to the contrary in this Article 2, Company losses, deductions, or Code Section 705(a)(2)(B) expenditures that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i).
(d) Notwithstanding any provision of Section 2.1(a)(ii) of this Schedule I, no allocation of Net Losses shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account.  Allocations of Net Losses that would be made to a Member but for this Section 2.2(d) shall instead be made to other Members pursuant to Section 2.1(a)(ii) of this Schedule I to the extent not inconsistent with this Section 2.2(d).  To the extent allocations of Net Losses cannot be made to any Member because of this Section 2.2(d), such allocations shall be made to the Members in accordance with Section 2.1(a)(ii) of this Schedule I notwithstanding this Section 2.2(d).
(e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraphs (b) or (d) of this Section 2.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 2.1 of this Schedule I, subsequent allocations under Section 2.1 of this Schedule I shall be made, to the extent possible and without duplication, in a manner consistent with paragraphs (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraphs (b) or (d).
(f) Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes, if any property is distributed in-kind to any Member, the difference between its fair market value (as unanimously determined by the Board of Managers or the liquidating agent, as the case may be, in its reasonable discretion) and its book value at the time of Distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 2.1 of this Schedule I.

(g) Any allocations made pursuant to this Article 2 shall be made in the following order:
(i) Section 2.2(a) of this Schedule I;
(ii) Section 2.2(b) of this Schedule I;
(iii) Section 2.2(c) of this Schedule I;
(iv) Section 2.2(e) of this Schedule I; and
(v) Section 2.1 of this Schedule I, as modified by Section 2.2(d) of this Schedule I.
These provisions shall be applied as if all Distributions and allocations were made at the end of the Fiscal Year.  Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year.  These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).
Section 2.3 Allocations for Income Tax Purposes.
The income, gains, losses, deductions and credits of the Company for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Profits and Net Losses were allocated pursuant to Sections 2.1 and 2.2 of this Schedule I; provided that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company's books at a value other than its tax basis shall be allocated (i) in the case of property contributed in-kind, in accordance with the requirements of Section 704(c) of the Code and such Regulations as may be promulgated thereunder from time to time, and (ii) in the case of other property, in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder as incorporated among the requirements of the relevant provisions of the Regulations under Section 704(b) of the Code.  Any elections or other decisions relating to such allocations shall be made by the unanimous decision of the Board of Managers in its reasonable discretion
Section 2.4 Excess Nonrecourse Liability Safe Harbor.
Pursuant to Regulation § 1.752-3(a)(3), solely for purposes of determining each Member's proportionate share of the "excess nonrecourse liabilities" of the Company (as defined in Regulation § 1.752-3(a)(3)), the Members' respective interests in Company profits shall be their respective Percentage Interests.